Exhibit 99.1
For Further Information:
EUPA International Corporation
89 San Gabriel Boulevard
Pasadena, CA 91107
(626) 793-2688
For Immediate Release:
January 29, 2007
EUPA International Corporation Declares 1-for-7,999 Reverse Stock Split
Pasadena, CA – January 29, 2007 – EUPA International Corporation (NASD OTC BB: EUPA: OB) (the “Company”) announced today that the 1-to-7,999 reverse stock split (the “Reverse Split”) and corresponding decrease in the authorized capital stock of the Company from 25,000,000 shares of common stock to 3,125 shares of common stock which was authorized by the Company’s board of directors became effective at the open of business on January 26, 2007 (the “Effective Date”). January 26, 2007 will be the record date for the Reverse Split.
     As a result of the Reverse Split, on the Effective Date each holder of common stock will be entitled to receive one share for each 7,999 shares they hold immediately prior to the Effective Date. Those stockholders who, immediately following the Reverse Split, would hold a fraction of a share of the Company’s common stock will, in lieu thereof, be paid an amount, in cash, equal to $0.40 per share of pre-Reverse Split common stock. Stockholders who will be entitled to receive only cash will no longer be stockholders of the Company. Stockholders who are entitled to receive cash in lieu of fractional shares will be entitled to dissenters’ rights for the “fair value” of their fractional share under Nevada law.
     Within ten days after the Effective Date, the Company’s transfer agent, Stalt, Inc., will mail letters of transmittal to the Company’s stockholders on the Effective Date, which will describe the procedures for surrendering stock certificates in exchange for cash consideration or for a new certificate representing the Company’s shares post-Reverse Split. The mailing will also include a dissenters’ rights notice, which will describe the procedures to exercise dissenter’s rights. In order to receive the cash consideration or a new stock certificate, holders of the Company’s stock certificates must deliver their stock certificates and a properly completed letter of transmittal to the Company’s exchange agent, Stalt, Inc., 671 Oak Grove Avenue, Suite C, Menlo Park, CA 94025. Upon receipt of the stock certificates and properly completed letters of transmittal, the transfer agent will, where applicable, deliver the new stock certificates to the remaining stockholders of the Company and make an accounting of the cash consideration to which stockholders are entitled as a result of the Split. The Company will then deliver the appropriate cash payments to stockholders. No interest will accrue on the cash consideration payable pursuant to the terms of the Reverse Split.
     Following the consummation of the Reverse Split, the Company will have less than 500 stockholders of record and intends to file a Form 15 with the Securities and Exchange Commission electing to terminate the registration of its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). Upon termination of its registration pursuant to Section 12(g) of the Exchange Act, the Company will cease filing the reports required by the Exchange Act.
ABOUT EUPA INTERNATIONAL CORPORATION
     EUPA International Corporation, a Nevada corporation, through its wholly-owned subsidiary, Tsann Kuen U.S.A., an Illinois corporation, provides sales and customer support, product design, research and development, and patent administration services to Tsann Kuen Enterprise Co., Ltd., a corporation organized and existing in the Republic of China and owner of approximately 69.1% of EUPA’s capital stock. TKE is a major designer, manufacturer and marketer of small home and kitchen appliances, motor-driven products, vacuum cleaners and other consumer electronic products for brand name distributors worldwide.
Forward-Looking Statements
     Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company’s ability to carry out the acts set forth in this press release. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company’s success are more fully disclosed in the Company’s most recent public filings with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-KSB for the year ended December 31, 2005 and its subsequent filings with the SEC.